Flushing Savings Bank’s Asian Advisory Board

Meets to Strategize on Community Initiatives

Lake Success, NY – January 23, 2007 – Flushing Financial Corporation (NASDAQ: FFIC), the parent company of Flushing Savings Bank, FSB, is pleased to announce that the Bank’s Asian Advisory Board conducted their first meeting on Thursday, January 18th, 2007. The Bank’s Advisory Board consists of many prominent leaders from the community including the following members: Sang Ki Han, President, CEO and founder of the Korean Channel, Inc.; Yong Hwa Ha, President of Solomon Insurance Agency; Fred Fu, President of Flushing Development Center; Grace Meng, Attorney-at-Law and Partner of Suh & Kim LLP; Caren C. Yoh, Certified Public Accountant; Steven Chen, Executive Vice President for Crystal Window & Door Systems; Rev. Ji Kag Pang D.D., Hyo Shim Bible Presbyterian Church of New York; and Thomas Kim, Attorney-at-Law and General Partner of Kim & Cha LLP. Members of the Bank’s Senior Management Team led by the Bank’s President and Chief Executive Officer, John R. Buran, and Senior Vice President, Chris Hwang, directed the meeting.

John R. Buran, Flushing Financial’s President and Chief Executive Officer commented: “Our meeting initially covered the Bank’s financial strength, breath and depth of new products offered, and overall community plans for the year ahead; then primarily concentrated on the opening of the new Banking Center in Flushing. By opening new Banking Centers with excellent in-language services and staffing them with representatives from the local neighborhood, we build better community relationships.”

The Advisory Board’s role will help to broaden the Bank’s link to the community, provide guidance on a number of future events, and foster awareness of Flushing’s active role in the local area.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. With the addition of the new branch, the Bank will conduct its business through fourteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. Additionally, the Bank has further expanded outside its geographic footprint with its new online banking division, iGObanking.com.

For more information relating to Flushing Financial Corporation and Flushing Savings Bank, please visit our Web Site at www.flushingsavings.com.

CONTACT: Flushing Financial Corporation

Maria A. Grasso, 718-961-5400

or

Van Negris & Company, Inc.

Van Negris / Lexi Terrero, 212-759-0290

Broadgate Consultants, Robert Cavosi, 212-493-6981

SOURCE: Flushing Financial Corporation